SEC FORM 8-K Exhibit 10.1

GISSER AUTOMOTIVE CONCEPTS, INC. (GAC)

LETTER OF INTENT TO ACQUIRE 100% (ONE HUNDRED PERCENT) OF

THE CAPITAL STOCK OF THE WALL STREET ORGANIZATION, INC. (WSO)

Mr. Stephen M. Cole, President and CEO

The Wall Street Organization, Inc.

6770 E Loma Del Bribon

Tucson, AZ 85750

September 1, 2013

Dear Mr. Stephen M. Cole,

I hope this finds you and everyone at The Wall Street Organization, Inc. (WSO) in the best of health and well being. Further, I am pleased to present this Letter of Intent (LOI) from Gisser Automotive Concepts, Inc. (GAC), a New York Corporation and US Securities and Exchange Commission (SEC) Approved Public Company. This LOI details the Terms of our Intended Acquisition of 100% of your Company, The Wall Street Organization, Inc. (WSO), an Arizona Corporation and US Private Company. Given our numerous discussions regarding GAC’s Intended Acquisition of WSO, all of us at GAC truly hope this enhances the quality of your day and future outlook of the growth of our existing working relationship. I am very excited and pleased to have worked with you towards this moment. I believe it to be the first and primary stage of what we expect to be able to accomplish in a short timeframe. This is due to our mutual understanding and informal agreement of the Most Beneficial Terms for all WSO’s Shareholders. I hope the balance of this Letter of Intent clearly presents the facts and terms we have already set for you and all WSO’s Shareholders.

The results of GAC’s Acquisition of 100% (One Hundred Percent) of WSO’s Capital Stock: 1) WSO shall become a Wholly-Owned Subsidiary of GAC with Mr. Stephen M. Cole remaining the President and maintaining the daily operations of WSO, and 2) All WSO Shareholders shall become Owners of the Capital Stock of GAC, a US Public Company Approved and deemed Effective by the SEC, via a the “Exchange” of shares detailed below.

This is a remarkable opportunity for WSO Shareholders who do not own ANY Capital Stock of WSO. As detailed below in the “Exchange” of shares, WSO Shareholders will receive a 1:1 (one for one) “Exchange” of their Series A Preferred Shares for Common Shares in GAC. The only shares that will vary in the “Exchange” will be those of WSO’s President and CEO, Mr. Stephen M. Cole. Mr. Cole holds a separate class of the Authorized Shares in WSO being Common Shares representing the only Capital Stock Ownership of WSO. As such, Mr. Cole has demonstrated by example the following actions as a most responsible and concerned President and CEO that earned him his position and reputation and his unquestionable dedication to WSO’s Shareholders. To make this Acquisition work and based in whole or in a good part on the comparative assets of GAC and WSO, Mr. Cole has without doubt or hesitation agreed to a Reverse Split of 1:100 (1 for 100) of only his shares in WSO. This rare self-sacrifice applicable to Mr. Cole’s Common Shares at the same 1:1 “Exchange” only after a Reverse Split of 1:100 is more than commendable. This will assure that the benefits of GAC’s 1:1 “Exchange” are realized fully by all other WSO Shareholders with no detriment.

1 (One) WSO, NON-VOTING, SERIES A PREFERRED SHARE,

REPRESENTING no EQUITY OWNERSHIP IN A PRIVATE COMPANY

EXCHANGES 1:1 FOR:

1 (ONE) GAC, VOTING, COMMON SHARE, REPRESENTING CAPITAL STOCK

EQUITY OWNERSHIP IN A UNITED STATES SEC PUBLIC APPROVED COMPANY

A working relationship has existed between Mr. Daryl K. Gisser the President and CEO of GAC and Mr. Stephen M. Cole the President and CEO of WSO for approximately the past 10 (ten) years. WSO has provided for the private financial packaging and investor relations services to GAC during this period. Mr. Stephen M. Cole received compensation from GAC for providing such past services. GAC’s purpose for the acquisitions to have an in-house firm of known high familiarity of the quality of services previously provided. The amounts of these services are now expected to increase due to GAC’s plans to broaden our product line and the anticipation of finalizing our plans to begin trading soon.

It is GAC’s goal that WSO, as this in-house subsidiary, will be providing for the private financial packaging and investor relations services to GAC and other related services deemed necessary to benefit our Shareholders.

GAC’s reasoning to acquire WSO is that as a Public Company and already having filed our Form 15c2-11 with FINRA and the resulting minimal comments to finalize and obtain GAC’s Ticker Symbol, will hopefully open up the world to GAC through various exchanges initially with the OTC:BB (Over-The-Counter-Bulletin-Board) and then extending to various other World Exchanges. It must be disclosed that GAC has already filed Form 15c2-11 two times with FINRA (previously the NASD) and has already also paid for necessary related services. Given FINRA’s familiarity with our Company, GAC anticipates minimal comments and required time to finalize and obtain GAC’s Ticker Symbol. WSO’s services are expected to be in high demand by GAC in the very near future.

As a Stockholder coming from WSO to GAC there is no need to convert the WSO Shares into WSO Common Shares and be subject to the 1:100 Reverse Split other WSO Shareholders are subject to. The acquisition addresses this providing them as GAC Common Shares in a US SEC Approved and Public Company.

Wall Street Organization, Inc. (WSO) 1 for 1 “Exchange” Results for Gisser Automotive Concepts, Inc. (GAC):

Wall Street Organization, Inc. (WSO) current Issued & Outstanding Shares (Private) representing 100% of the Capital Stock:

Class of	Voting		Number		Par
Shares	Rights		Issued		Value

1) Common Shares	Yes		400,000	*	$0.001
2) Series A Preferred Shares	No		528,660		$0.001
		Total	928,660

* Mr. Stephen M. Cole holds/owns 40,000,000 Common Shares, the only WSO shares that have Voting Rights. His Shares are shown assuming the completion of the 1:100 Reverse Split and prior to the “Exchange”.

Gisser Automotive Concepts, Inc. (GAC) “Exchange” to be Issued for Common Shares in a Public Company:

Class of	Voting		Number	Par
Shares	Rights		Issued	Value

Common Shares	1 Vote Each		400,000	$0.01
Common Share	1 Vote Each		528,660	$0.01
		Total	928,660

NOTE: GAC’s Stockholder’s Schedule as of April 30, 2013 has recorded that Mr. Stephen M. Cole of WSO currently holds 251,000 Common Shares of GAC’s Capital Stock. Another employee of WSO currently holds 26,000 Common Shares of GAC’s Capital Stock. These GAC Common Shares are not included or affected by the acquisition. After the intended acquisition, Mr. Stephen M. Cole would therefore hold 651,000 Common Shares of GAC’s Capital Stock. The other employee of WSO would not be affected by the acquisition and would therefore retain the same 26,000 Common Shares of GAC’s Capital Stock.

The decision to issue the Letter of Intent to Acquire 100% of the Capital Stock of WSO has been approved as of this date September 1, 2013 by the undersigned being all or a majority of the holders of the Issued and Outstanding Shares of GAC having not less than the minimum number of votes that would be necessary to authorize or take such action by the proper members or member of the Board of Directors of the Corporation of GAC (a New York Corporation) to enact this decision.

A copy of this: GISSER AUTOMOTIVE CONCEPTS, INC. (GAC) LETTER OF INTENT TO ACQUIRE 100% (ONE HUNDRED) OF THE CAPITAL STOCK OF THE WALL STREET ORGANIZATION, INC. (WSO) is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Sincerely yours,

/s/ Daryl K. Gisser

Daryl K. Gisser, President/CEO

PO Box 1007, Melnick Drive

Monsey, NY 10952

845-356-8008

www.gisser.com